UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 25, 2011

VOIS INC.

(Exact name of registrant as specified in its charter)

Florida	000-33035	95-4855709
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22900 Shaw Road, Suite 111, Sterling, VA	20166
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(571) 287-2380

4126 Leonard Drive, Fairfax, VA 22030

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 25, 2011, Mr. William Marginson, Chief Executive Officer and a member of the Board of Directors of VOIS Inc. resigned his position as Chief Executive Officer.  He retains his position as a member of the Board of Directors.  There were no disagreements between the company and Mr. Marginson on any matter.

On October 25, 2011, Mr. James Thomas, Chief Financial Officer and a member of the Board of Directors of VOIS Inc. resigned his positions as an executive officer and director of the company.  The Board of Directors appointed Mr. Mark B. Lucky as Chief Executive and Chief Financial Officer, as well as to the Board to fill the vacancy resulting from Mr. Thomas’ resignation.  There were no disagreements between the company and Mr. Thomas on any matter.

On October 25, 2011 Mr. Sam Crowley and Mr. Oliver McGonigle resigned their positions as members of the Board of Directors of VOIS Inc. There were no disagreements between the company and Mr. Crowley or Mr. McGonigle on any matter.

On October 25, 2011, the Board appointed Mr. John Signorello to the Board of Directors of VOIS Inc. and appointed him as Chairman of the Board of VOIS Inc.

Biographical information for Messrs. Signorello and Lucky are as follows:

John R. Signorello. Mr. Signorello has served as Chairman of the Board and CEO of IceWEB, Inc. since March 2000.  From 1991 until September 1997, Mr. Signorello served as the Chief Executive Officer of STMS -”Solutions That Make Sense” - a private technology company he founded that specialized in computer networks, systems integration and information technology.  In 1996, STMS was ranked the 17th fastest growing technology company in America by The National Technology Council’s “The Fast Five Hundred”.  In September 1997, they were acquired by Steelcloud (Nasdaq: SCLD), and Mr. Signorello remained as Vice President of Sales and Marketing until November 1998.  Mr. Signorello is an accomplished musician, and serves as a principal in New York City Lights Entertainment.  Mr. Signorello received a B.B.A. in Marketing from Radford University in 1989.

We believe that as a result of his years of managerial and operational experience, Mr. Signorello brings to the board of directors a demonstrated management ability at senior levels. In addition, his experience with a variety of technology companies brings valuable insight to his role on our board of directors. These experiences, qualifications and attributes have led to our conclusion that Mr. Signorello should be serving as a member of our Board of Directors in light of our business and structure.

Mark B. Lucky. Mark B. Lucky has served as Chief Financial Officer of IceWEB, Inc. since March 2007.  He has over 20 years professional experience in high growth/start-up ventures and established companies with multi-industry experience including financial services, technology, software, real estate, biotech and entertainment and media. Prior to joining IceWEB, he consulted at Bearing Point on their financial restatement project. From 2004 to 2005 he was Vice President of Finance and Administration at Galt Associates, Inc., a Sterling, Virginia informatics/ technology and medical research services company and from 2001 to 2004 he was Vice President of Finance and Administration of MindShare Design, Inc., a San Francisco, California based internet technology company. While at both Galt Associates, Inc. and MindShare Design, Inc. Mr. Lucky was the senior financial officer for the Company, providing strategic and tactical analysis and managing day to day finance, accounting, cash management, reporting and human resource responsibilities. During his career Mr. Lucky has also been employed by Axys Pharmaceuticals, Inc., a NASDAQ-listed South San Francisco, California-based early stage drug discovery biotech company (acting CFO and Senior Director of Finance), PriceWaterhouseCoopers, LLC, COMPASS Management and Leasing, Inc. (Vice President - Finance 1997 to 1998), Mindscape, Inc. (Director of Financial Planning and Analysis 1995 to 1996), The Walt Disney Company (Manager, Operations Planning & Analysis, Manager of Corporate Planning 1991 to 1995), and KPMG. Mr. Lucky is a member of the Board of Directors of VOIS Inc. and HASCO Medical, Inc. Mr. Lucky is a CPA and received his B.A., Economics, from the University of California.

We believe that as a result of his years of managerial and financial experience, Mr. Lucky brings to the board of directors a demonstrated management ability at senior levels. In addition, his experience with a variety of technology companies brings valuable insight to his role on our board of directors. These experiences, qualifications and attributes have led to our conclusion that Mr. Lucky should be serving as a member of our Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOIS INC.

Date: October 25, 2011	By:	/s/ John R. Signorello
John R. Signorello,
Chairman